Exhibit 2.4
FIRST AMENDMENT TO CONTRIBUTION AGREEMENT
     This FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “First Amendment”) is entered into June 22, 2007, by and among DG FastChannel, Inc., a Delaware corporation (“DG”), POINT.360, a California corporation (“Point.360”), and New 360, a California corporation and a wholly-owned subsidiary of the Company (“New 360”), for the purpose of amending the Contribution Agreement, dated as of April 16, 2007, by and among DG, Point.360 and New 360 (the “Contribution Agreement”). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Contribution Agreement or in the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2007, by and among DG, Point.360 and New 360 (the “Merger Agreement”), as applicable.
     WHEREAS, the parties hereto desire to amend certain provisions of the Contribution Agreement as provided herein;
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. The Spin-Off and the Post-Spin-Off Contribution.
     (a) The fourth recital to the Contribution Agreement is deleted in its entirety and the following is substituted therefor:
WHEREAS, the Merger Agreement contemplates that, on the Acceptance Date immediately prior to the consummation of the Exchange Offer: (i) Point.360 will contribute to New 360 all of the Excluded Assets in exchange for shares of New 360 common stock; (ii) New 360 will assume all of the Assumed Liabilities; (iii) immediately thereafter, Point.360 will distribute to its shareholders, on a pro rata basis, without consideration being paid by such shareholders, all then-outstanding shares of New 360 common stock (the “Spin-Off”); and (iv) immediately thereafter, DG will contribute to New 360 all of DG’s shares of the capital stock of New 360 (the “Post-Spin-Off Contribution”).
     (b) Section 2(c) of the Contribution Agreement is deleted in its entirety and the following is substituted therefor:
Spin-Off of New 360 Common Stock. On the Acceptance Date immediately following the Contribution but prior to DG’s consummation of the Exchange Offer, Point.360 shall distribute to its shareholders, on a pro rata basis, without consideration being paid by such shareholders, all of the outstanding shares of New 360 common stock. Subject to any limitations imposed by applicable law, Point.360 shall be entitled to select the record date to be used in determining the shareholders entitled to receive the distribution of shares of New 360 common stock in the Spin-Off; provided that such record date must be prior to the Acceptance Date. Immediately following the Spin-Off but prior to DG’s consummation of the Exchange Offer, DG shall consummate the Post-Spin-Off Contribution.

     SECTION 2. Construction of the Contribution Agreement
     (a) The Contribution Agreement shall be read together and shall have the same force and effect as if the provisions of the Contribution Agreement and this First Amendment were contained in one document. Except as expressly amended by this First Amendment, the Contribution Agreement shall remain in full force and effect in accordance with its terms.
     SECTION 3. Counterparts.
     (a) This First Amendment may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

          IN WITNESS WHEREOF, DG, Point.360 and New 360 have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

DG FASTCHANNEL, INC.
By:	/s/ Scott K. Ginsburg
	Name:	Scott K. Ginsburg
	Title:	Chairman and CEO

POINT.360
By:	/s/ Alan R. Steel
	Name:	Alan R. Steel
	Title:	Chief Financial Officer

NEW 360
By:	/s/ Alan R. Steel
	Name:	Alan R. Steel
	Title:	Chief Financial Officer

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